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                                 CFX CORPORATION
                                   TO ACQUIRE
                          PORTSMOUTH BANK SHARES, INC.

         Keene, N.H., February 13, 1997 - CFX Corporation (AMEX: CFX), headquartered in Keene, New Hampshire and Portsmouth Bank Shares, Inc., (NASDAQ:
POBS), headquartered in Portsmouth, New Hampshire, announced today that they have signed a definitive agreement under which CFX will acquire Portsmouth and Portsmouth Savings Bank, Portsmouth's bank subsidiary.

         Subsequent to the effective date of the merger, Portsmouth Savings Bank will be merged into and operate as the Portsmouth Savings Division of CFX's New Hampshire banking subsidiary, CFX Bank.

         Pursuant to the definitive agreement, each outstanding share of Portsmouth Common Stock will be converted into .95 share of CFX Common Stock. If the average price of CFX Common Stock for the ten trading days preceding the last regulatory approval required for the transaction is below $15.70, the exchange ratio becomes 1.05 shares, and the exchange ratio floats between .95 and 1.05 shares if the average price of CFX Common Stock is between $17.375 and $15.70. Portsmouth may terminate the agreement if the average price of CFX Common Stock is below $14.20 per share unless CFX agrees to increase the exchange ratio.

         Three Portsmouth Directors will join the CFX Board and two will become Directors of CFX Bank. The transaction is tax free to the shareholders of Portsmouth and is subject to regulatory approval and the approval of both CFX's and Portsmouth's shareholders. It is anticipated that the transaction will be accounted for by the pooling-of-interests method of accounting.

         Based on the closing price of CFX Common Stock on February 12, 1997 of $18.50, the indicated value of the transaction would be $17.58 per Portsmouth share, for a total aggregate consideration of approximately $106 million. The agreement also provides CFX with an option to acquire up to 19.9% of the outstanding shares of Portsmouth Common Stock under certain circumstances.

         In announcing the transaction, Peter J. Baxter, President and Chief Executive Officer of CFX Corporation stated, "Portsmouth Savings Bank is a strong community bank located in the seacoast region of Rockingham County, one of the most attractive banking markets in the state. Increased penetration into higher growth markets has been a strategic objection of CFX and Portsmouth is a natural extension of our current banking system. We look forward to serving the customers and communities of Portsmouth Savings by providing the same level of personal service to customers that Portsmouth has so effectively delivered over the years."




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     Mr. Baxter added, "CFX plans to add significantly to Portsmouth's asset base upon completion of the acquisition. The core deposit base, strong capital position, and highly liquid asset structure at Portsmouth will allow CFX to continue to generate earning assets at the pace we have seen in recent years. Additionally, we look forward to capitalizing on the attractive economic conditions in New Hampshire's seacoast region by integrating our investment and trust services, mortgage banking, and commercial banking services with the strong community presence Portsmouth Savings Bank has developed since its inception in 1823.

         "We anticipate that after efficiencies resulting from consolidation, and after certain balance sheet restructuring, the transaction will be accretive to both earnings per share and book value per share, making the acquisition beneficial to shareholders of both CFX Corporation and Portsmouth Bank Shares, Inc. Upon consummation of the merger, CFX will take a special charge of approximately $2.9 million to earnings for one-time costs of the transaction."

         Robert W. Simpson, Chairman of the Board of Directors of Portsmouth Bank Shares, Inc. said, "We are pleased to affiliate with a strong, well-managed and locally controlled financial institution. The CFX organization allows our customers access to a greatly expanded menu of financial services and resources. Our strong heritage as a community bank blends very well with CFX's strong banking heritage."

         CFX Corporation is a multi-bank holding company with total assets of $1.6 billion as of December 31, 1996. The Company's three banking subsidiaries are CFX Bank, headquartered in Keene, New Hampshire, Orange Savings Bank, headquartered in Orange, Massachusetts, and The Safety Fund National Bank, headquartered in Fitchburg, Massachusetts. CFX Mortgage, Inc., CFX Bank's mortgage banking subsidiary, services approximately $765 million in mortgage loans for others. In addition, CFX Funding L.L.C., a 51% owned subsidiary of CFX Bank that engages in the facilitation of lease financing and rated securitizations, now services over $100 million in leases for others. The Company operates 42 full service offices, 2 loan production offices, and 68 automated teller and remote service banking locations in New Hampshire and central Massachusetts, and operates a trust division with $370 million in assets under management.